Exhibit 03-02

Eagle Springs Distribution Agreement

Licensing, Product Supply, and Strategic Alliance Agreement

This Strategic Alliance, Joint-Venture and Distribution Agreement (the “Agreement”) is entered into as of April 2, 2003 (the “Effective Date”) by and between Eagle Spring Filtration, Inc of Holly Hill, Florida (“Eagle”) and Innova Pure Water, Inc. of Clearwater, Florida (“Innova”) (together, Eagle and Innova are the “Parties”.)

Background

Innova develops, manufactures, and sells consumer, emergency, and military water treatment products, currently marketed through various distributors. Eagle Spring is a manufacturer and distributor of a variety of water filtration and treatment products primarily for distribution through homes centers, builder supply houses and into the emergency and international markets requiring biological water treatment. Innova has developed a number of proprietary portable water treatment products for the removal of specified contaminants of a biological, chemical, and heavy metal nature. Both Innova and Eagle possess proprietary and patented technology. As a means for the parties to enhance their individual positions, the parties agree to share their technology and marketing capability within specified markets. It is for this purpose the joint venture is created. In doing so, it is the intention of the parties to create new products for marketing into those markets assigned to the individual parties. The products intended to be developed under the joint venture are described in Exhibit A.

Relative to existing products of the individual parties both parties are also desirous of the other party marketing one or more of the products manufactured and distributed by the other into new markets and/or customers on a nonexclusive basis, or such other basis as may be agreed upon.

Agreement

NOW THEREFORE, the Parties agree as follows:

Definitions

As used in this Agreement, these capitalized terms will have the following meanings:

Developed Products are products listed on Exhibit A which contain product elements, know-how, and/or significant marketing input contributions from both parties

Exclusive Products are products resulting from the joint venture, which shall only be marketed by the respective parties within the specified markets of Exhibit B unless otherwise agreed to in writing.

Nonexclusive Products include existing products of the parties presently in distribution or which may in future the developed and placed into distribution but one party without input from the other, but which products the other party may sell into his defined markets.

Restricted Products are products that have been assigned by one of the parties to a third party for their exclusive distribution within all or selected markets components.

Costing and Pricing Jointly Develop Products: The components and value-added by manufacturing and marketing supplied by each party will be charged at cost including G&A expenses. The sum of both parties’ costs will be the base cost to which the profit margin will be added. The resulting profits will be equally divided between the parties in relationship to their respective cost elements contained, with consideration for the intellectual property contribution, as well. In no case will, either party receive less than 30% of the cost differential between the net selling price and the sum of the costs of the parties.

Pricing Existing or Proprietary Products: The parties when selling the products of the other shall purchase at the agreed upon price schedule on a net basis.

Payment Terms: The purchaser shall pay fifty percent (50%) of the unit cost upon placing each order to the supplier. The supplier will invoice for the remainder for payment upon shipment. International orders will be paid by irrevocable letter of credit or direct wire transfer.

Term of Agreement; Post Termination Rights

The term of this Agreement shall commence on the Effective Date and shall remain in effect until the third anniversary of the Effective Date (the “Initial Term”) unless terminated earlier by either party under the termination provisions of this Agreement. Upon termination of this Agreement, the parties agree to negotiate in good faith to justify any new agreement providing for Exclusivity. In the event that this Agreement expires or is terminated, either party shall have the right to continue to sell existing products developed under this Agreement for an additional six (6) month period after termination (the “Sell off Period”,) and during this Sell off Period, the supplying party shall continue to supply components as provided in this Agreement and any supplemental agreements.

Product Specifications

Innova and Eagle shall produce Filtration Components and Filtration Assemblies in accordance with specifications contained in Exhibit C hereto as amended from time to time by mutual agreement as the products are produced.

Sales Forecasts

Within thirty (30) days after the Effective Date, Eagle will provide to Innova a production requirement schedule through October 31, 2003, which to the degree possible will be updated monthly to include not less than ninety (90) days lead-time. Innova will provide Eagle similar information for those products of Eagle manufacture that Innova intends to market.

Default by the Parties

Except for default by reason of force majeure or upon a failure to pay amounts owed when due (in which event fifteen (15) days notice shall be required.) The defaulting party shall have forty-five (45) days from receipt of notice of default to cure any of the following events of default brought to its attention before the notifying party may immediately terminate this Agreement for cause as herein provided:

The marketing party fails to provide proper user instructions, or misleading information to users pertaining to the products. The marketing party has forty-five (45) days from notification to correct the instructions and/or misinformation and to so notify customers and exert his best efforts to notify users that were not provided the correct information. It is the responsibility of the manufacture or supplying party of other critical components to establish the performance criteria.

Either party becomes insolvent; or ceases to function as a going concern; or ceases to conduct its operation in the normal course of business; or a receiver for it or assignee for benefit of creditors is appointed; suffers an attachment or levy on a substantial portion of its assets; or files for relief under any bankruptcy, reorganization, liquidation or other insolvency proceeding; or it otherwise takes advantage of any insolvency law; or Either party breaches any other material provision of this Agreement.

Product Standards

The supplying party represents, warrants and covenants that independent testing for biological performance have been passed for such products. In addition, the manufacturer or supplier agrees to perform random in-house testing for quality control purposes, including without limitation testing to ensure the filters meet the performance standards set forth on Exhibit D. The testing party will notify the other party immediately upon any failure to meet any standards in any testing.

Intellectual Property Rights

Each party shall retain the intellectual property rights, which it brings into the agreement. If an improvement is made to a product covered by a party’s patent or patent application, the party holding the patents shall be assigned all rights if the improvement cannot be utilized without infringing the existing patent.

Patentable invention derived as a result of joint development under the Strategic Alliance will be equally owned by both parties provided both share equally the costs of patenting. Should either party decided not to share in the expense then the party bearing the cost shall have ownership of the patent.

7.3. Should a patent be available for international filing and the patent holder declines the opportunity to patent, then the other party may patent in the holders name at the expense of the initiating party who will then own and indivisible interest in the issued patent in the country which they elected to prosecute the patent within.

Representations and Warranties

The Parties represents and warrants that their independent and individual products do not infringe any intellectual property right of any third party, and that neither has granted any rights to any third party inconsistent with this Agreement.

Indemnification

The parties agrees to indemnity, defend and hold the other harmless from any loss, damage, cost, expense or other liability arising from or related to breach of its representation and warranties in Section 6. above or any claim by a third party that its rights are infringed.

The parties agrees to indemnity, defend and hold the other harmless from any loss, damage, cost, expense or other liability arising from or related to breach of its representation For Products produced or components supplied and assembled by the other leading to injury or a liability to a third party.

Enforcing Patents

If Eagle informs Innova in writing of third party infringement of any Innova or jointly held patents coming to its attention pertaining to products that Eagle is marketing, and if after that written notice Innova fails, within one hundred twenty (120) days, either to cause the third party to stop the infringement or to file and commence diligent prosecution of an infringement action against the infringer, then if the third party’s infringement involves products in any Eagle Exclusive Markets, within one-hundred twenty (120) days of receipt of the notice of third party infringement from Eagle, Innova may authorize Eagle in writing, and such authorization will not be unreasonably withheld, to bring suit against the third party infringer, in Innova’s name, and the parties will share in the recoveries of such litigation in direct proportion to the expense incurred.

Confidentiality

Each party shall maintain in confidence and safeguard the confidential business and technical information, which becomes available to it from the other in connection with this Agreement in accordance with the terms of the confidentiality agreement attached hereto as Exhibit E executed January 31, 2002. Neither party shall make any public announcement via press release or otherwise regarding the relationship between the parties without the other party’s prior consent, except that within ten (10) days of the Effective Date, the Parties shall agree on a joint press release. As Innova is a public company, it shall release appropriate announcements to the wire services within the time constraints imposed by the SEC, subject to the approval of Eagle Springs, which shall not be unreasonably withheld.

Service Marks

All products produced by Innova or incorporating an Innova Filter and covered by one or more Innova Patents shall bear the inscription “ Innova Pure Water Patent # (as appropriate) and other Patents pending”.

Property Status

This agreement does not convey any rights for patents and trademarks owned by either party beyond their use as a component and accommodation under this agreement.

Compliance and Laws

The parties represents and warrants to each other that they and their products are in and shall remain in compliance with all applicable federal, state, and local statues and regulations regarding health, safety, and the environment.

Force Majeure

Neither party shall be liable to the other for delay in the performance of its duties hereunder to the extent that such delay is the result of an act of God or similar catastrophic condition beyond any party’s control such as fire, flood, accident, strikes, labor shortage, or the general availability of Innova suppliers raw materials.

Product Liability

The supplying or manufacturing party shall indemnify the other from and against any losses, costs, damages and expenses which may incur on account of product liability claims for defects in the design or manufacture of Filtration Components and Filtration Assemblies arising in conjunction with the sale or use of yet the parties designed or manufactured Product. The manufacturing or supplying party shall not be responsible for misuse of the Product, modifications to the Product, or for improper representations made about the Product by the other, its employees, agents, or representatives. The supplying party reserves the right to approve the claims made and instructions for use concerning the products supplied by it and the marketing party will not make any claims or provide any instructions that have not been so approved. Each party shall indemnify the other and defend and hold the other harmless from and against any losses, costs, damages and expenses whatsoever which the other party may sustain or incur on account of product liability claims for defects in the design or manufacture of products other than those arising from defects in the suppliers products.

Insurance Coverage

Each party shall pay for and maintain comprehensive general liability insurance with product liability coverage. This will list the other as a named additional insured and shall reflect minimum bodily injury limits of $1,000,000.00 per each occurrence, and $2,000,000.00, aggregate, and minimum property damage limits of $500,000. Evidence of these coverages shall be provided, in certificate form, within fifteen days of the Effective Date.

Waiver

The failure of either party to enforce, at any time or for any period of time, a provision or provision hereof in accordance with its terms shall not be construed to be a waiver of such provision(s) or of the rights of such party thereafter to enforce each and every such Provision(s).

Severability

If any part of this Agreement shall be adjudged invalid, it shall be considered to be severable and the remainder of the Agreement shall continue in full force and effect to the extent possible.

Notices

All notices required to be given hereunder shall be deemed to have been duly delivered if transmitted by Facsimile during normal business hours of the recipient, or the next business day when sent after normal business hours by Facsimile or sent by courier service (such as Federal Express) with tracking capability, for next business day delivery. Any party may change the address to which notices and other communications hereunder are to be sent to such party by giving the other party written notice thereof, otherwise the following addresses and facsimile numbers are to be used:

Eagle Spring Filtration, Inc Attn: Fax:	Innova Pure Water, Inc. 13130 56th Court, Suite 609 Clearwater, Florida 33160 Attn: Fax:

Arbitration and Applicable Law

Disputes to be Arbitrated. Any controversy, claim or dispute arising out of or relating to this Agreement, including its formation, validity, or breach thereof, shall be settled by arbitration in accordance with the commercial rules of the American Arbitration Association, and the decision of the arbitrator shall be final and binding upon the parties. Nothing in this paragraph, however, shall prevent the parties from seeking injunctive relief from a state or federal court of competent jurisdiction.

Arbitration Procedure. Three neutral arbitrators, who shall be selected in accordance with the commercial rules of the American Arbitration Association, shall conduct the arbitration. This Agreement and any resulting arbitration shall be governed by the law of the State of Florida regardless of any venue and shall take place in the city of Tampa, Florida.

23. Binding Effect

Innova may assign this Agreement and all its rights hereunder to any affiliate, successor by merger, or purchaser of substantially all its assets, so long as the assignee agrees in writing to be bound by all of the obligations in the Agreement.

Independent Contractor

Both parties are independent contractors and this agreement does not constitute the creation of an agency relationship or provide one with the ability to bind or convey liability or the rights of the other to any third party. Each party shall retain all rights, liabilities, and responsibilities brought into the relationship and shall remain independent one from the other with the exception of the sharing relationships herein described.

Entire Agreement

This Agreement constitutes the entire understanding between the parties and there are no other promises or representations made except as they appear in this Agreement, Exhibits and Attachments. Further, any amendment or modification of the terms hereof shall not be effective unless in writing and signed by both parties.

Competitive Products

During the term of this agreement, neither party shall use or market a competitive product.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the dates set forth below.

Eagle Spring Filtration		Innova Pure Water, Inc.

By:	/s/ STEPHEN DANN	By:	/s/ JOHN E. NOHREN, JR.
Date: Print Name: Title:	4/02/2003 Stephen Dann President	Date: Print Name: Title:	02/05/2003 John E. Nohren, Jr. Chairman & Treasurer